Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is effective as of February 1, 2005 (“Effective Date”), by and between Impac Funding Corporation, a California corporation (“Employer”), and Gretchen Verdugo, an individual (“Employee”).

R E C I T A L S

WHEREAS, Employee is knowledgeable of the business of Employer;

WHEREAS, Employer believes that Employee is an integral part of its management and currently is and will become more knowledgeable of the Business;

WHEREAS, Employer proposes to employ Employee in the Executive Vice President, Chief Accounting Officer (“CAO”) position;

WHEREAS, Employee possesses extensive confidential information concerning the Business, including confidential attorney-client communications; and

WHEREAS, Employee is willing to be employed by Employer and provide services to Employer and any affiliates or related entities of Employer (as more fully described in Exhibit A attached hereto) in her role as CAO for the consolidated entities under the terms and conditions herein stated.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, it is hereby agreed by and between the parties hereto as follows:

1.	Employment, Services and Duties.

1.1 Employer hereby employs Employee and Employee hereby accepts such employment full-time (subject to those exceptions, if any, set forth below) as Executive Vice President, Chief Accounting Officer (“CAO”) of Employer to perform the duties and functions set forth in Exhibit A attached hereto and to perform such other duties or functions as are reasonably required or as may be prescribed from time to time or as otherwise agreed. Employee shall render her services by and subject to the instructions and under the direction of the Employer’s Board of Directors and to such persons as the Board may designate, including the President, Chief Executive Officer “(CEO”) and Chief Financial Officer (“CFO”) of Employer, to whom Employee shall directly report.

1.2 Employee acknowledges and agrees that Employee may be required by Employer to devote a portion of her working time to perform functions for Employer’s affiliates or related entities (as set forth in Exhibit A attached hereto) in her role as CAO for the consolidated entities and that such services are to be performed pursuant to and consistent with Employee’s duties and obligations under this Agreement.

1.3 Employee will at all times faithfully, industriously and to the best of her ability, experience and talents perform all of the duties required of and from her pursuant to the terms of this Agreement. Employee will devote her full business energies and abilities and all of her business time to the performance of her duties hereunder and will not, without Employer’s prior written consent, render to others any service of any kind (whether or not for compensation) that would interfere with the full performance of Employee’s duties hereunder, and in no event will engage in any activities that compete with the Business or that could create a reasonably foreseeable conflict of interest or the appearance of a reasonably foreseeable conflict of interest; provided that nothing contained in this Section 1.3 shall preclude Employee from engaging in or managing Employee’s outside investments.

2.	Term and Termination.

2.1 The term of this Agreement shall be through January 31, 2008, unless extended by the mutual written agreement of Employer and Employee.

2.2 Employee’s employment shall terminate prior to the expiration of the term set forth in Section 2.1 upon the happening of any of the following events:

(a) Voluntary termination by Employee other than for Good Reason (as defined below); provided that Employee shall be required to provide Employer with at least 30 days prior written notice of such voluntary termination;

(b) Death of Employee;

(c) Employer may terminate Employee under this Agreement for “cause” if any of the following occurs (any determination of “cause” as used in this Agreement shall be made only by an affirmative majority vote of the Board of Directors (not including Employee in the deliberations or vote on the same, if a director) of Employer):

(i) Employee is convicted of (or pleads nolo contendere to) (A) a crime of dishonesty or breach of trust, including such a crime involving either the property of Employer or Employer’s parent corporation, Impac Mortgage Holdings, Inc. (“IMH”) (or any affiliate or related entity of Employer or IMH) or the property entrusted to Employer or IMH (or any affiliate or related entity of Employer or IMH) by its clients, including fraud, or embezzlement or other misappropriation of funds belonging to Employer or IMH (or any affiliate or related entity of Employer or IMH) or any of their respective clients, or (B) a felony leading to incarceration of more than 90 days or the payment of a penalty or fine of $100,000 or more;

(ii) Employee materially and substantially fails to perform Employee’s job duties properly assigned to Employee after being provided 30 days prior written notification by the Board of Directors of Employer setting forth those duties that are not being performed by Employee; provided that Employee shall have a reasonable time to correct any such failures to the extent that such failures are correctable and Employer may not terminate Employee for “cause” on the basis on any such failure that is cured within a reasonable time.

(iii) Employee has engaged in willful misconduct or gross negligence in connection with her service to Employer or IMH (or any affiliate or related entity of Employer or IMH) that has caused or is causing material harm to Employer or IMH (or any affiliate or related entity of Employer or IMH); or

(iv) Employee’s material breach of any of the terms of this Agreement or any other obligation that Employee owes to Employer or IMH (or any affiliate or related entity of Employer or IMH), including a material breach of trust or fiduciary duty or a material breach of any proprietary rights and inventions or confidentiality agreement between Employer and Employee or between IMH and Employee (or between Employee and any affiliate or related entity of Employer or IMH) (as such agreements may be adopted or amended from time to time by Employer and Employee).

(d) By mutual agreement between Employer and Employee;

(e) The date when Employee is declared legally incompetent under the laws of the State of California, or if Employee has a mental or physical condition that can reasonably be expected to prevent Employee from carrying out her essential duties and obligations under this Agreement for a period of greater than six months (any such condition an “Incapacitating Condition”), notwithstanding Employer’s reasonable accommodations (to the extent required by law);

(f) Employer may terminate Employee under this Agreement at will (and without cause) upon written notice at any time. Unless otherwise provided in such notice, such termination shall be effective immediately upon providing written notice to Employee; or

(g) Employee may terminate her employment under this Agreement for Good Reason upon providing Employer at least 30 days prior written notice of such termination stating the basis on which Employee has determined that she has Good Reason to terminate her employment; provided that Employer shall have a reasonable time after receiving such notice to cure any event that would constitute Good Reason for Employee to terminate her employment (provided such event is curable) and Employee may not terminate her employment for Good Reason on the basis of any such event that is cured within a reasonable time. Notwithstanding the foregoing portion of this Section 2.02(g), the aforementioned 30-day notice and reasonable cure period shall not apply to Section 2.2(g)(iv). “Good Reason” shall mean:

(i) the assignment to Employee of duties materially inconsistent with, or a substantial reduction or alteration in, the authority, duties or responsibilities of Employee as set forth in this Agreement, without Employee’s prior written consent;

(ii) the principal place of the performance of Employee’s responsibilities and duties is changed to a location more than 65 miles from the location of such place as of the date of this Agreement, without Employee’s prior written consent;

(iii) a material breach by Employer of this Agreement, including a reduction by Employer of Employee’s Base Salary, without Employee’s prior written consent; or

(iv) a failure by Employer to obtain from any acquirer of Employer, before any Acquisition (as defined below) takes place, an agreement to assume and perform this Agreement.

Good Reason does not include the expiration of the term of this Agreement on January 31, 2008.

2.3 Except as set forth in Section 5, in the event that Employee’s employment is terminated pursuant to Section 2.2(a), 2.2(b), 2.2(c), 2.2(d) or 2.2(e) herein, neither Employer nor Employee shall have any remaining duties or obligations under this Agreement, except that Employer shall pay to Employee, or her legal representatives, on the date of termination of employment (the “Termination Date”) or, with respect to any Bonus Incentive Compensation payments or reimbursement for expenses, as promptly as practical after the Termination Date, the following:

(a) Such compensation as is due pursuant to Sections 3.1 (a), 3.1(b), and 3.1(c) prorated through the Termination Date;

(b) Any expense reimbursements due and owing to Employee for reasonable and necessary business and entertainment expenses of Employer incurred by Employee prior to the Termination Date; and

(c) The dollar value of all accrued and unused paid time off that Employee is entitled to through the Termination Date.

2.4 Except as set forth in Section 5, in the event that Employee’s employment is terminated pursuant to Section 2.2(f) or 2.2(g), neither Employer nor Employee shall have any remaining duties or obligations under this Agreement, except that Employer shall pay to Employee, or her representatives, the amounts set forth in Section 2.3 at the times set forth in Section 2.3 and the following (provided that payments for health insurance coverage shall be made to an insurance provider):

(a) An additional 18 month’s worth of Base Salary to be paid proportionally over the 18 month period of time after Employee signs and delivers to Employer the Waiver and Release Agreement required pursuant to Section 2.5; and

(b) Premiums for continuation of Employee’s health insurance benefit; under Employer’s group health insurance plan, for the 18 month period succeeding the Termination Date (with such health insurance coverage to be at a level and quality equivalent to the health insurance coverage provided by Employer to Employee immediately prior to the Termination Date, “Equivalent Coverage”). Employer agrees to transmit following the Termination Date a request (and to join in such request) from Employee to Employer’s then group health insurance carrier seeking approval to maintain Employee’s coverage for such period under Employer’s group plan as though Employee were still employed and without reference to COBRA; provided that i) Employer makes no representation concerning any future health insurance carrier’s willingness to consent to such additional coverage; ii) Employer undertakes no obligation to secure such consent. In the event that such consent is not forthcoming, then Employee’s continuation coverage shall be subject to COBRA. Employer shall pay such premiums only so long as (during said 18 month period) Employee remains eligible for such Equivalent Coverage;

(c) Stock Options to be determined and paid as follows:

(i) For a period of 18 months after the month in which the Termination Date occurs, Employee shall remain as employee and will continue to vest in her stock option but will not be eligible to receive any new grants after the Termination Date. However, upon Employee notifying the Company of her election to compete or the Company notifying the Employee of her violation of section 5.1 of this agreement, then Employee shall no longer be an Employee of the Company and will no longer continue to vest in their stock options.

(d) The payments set forth in Sections 2.4(a), (b) and (c) above are referred to herein collectively as the “Severance Payments” and each as a “Severance Payment.”

2.5 As a condition precedent of Employee or her estate receiving any Severance Payment from Employer, whether in a lump sum payment or a string of payments or in the form of payment of benefits, Employee or her estate shall, in consideration for payment of such amount or benefit, sign and deliver to Employer (against the execution and delivery of the same by the other parties thereto) the form of Waiver and Release Agreement attached hereto as Exhibit B. Such Waiver and Release Agreement will not be construed to include any release of any indemnification rights Employee may have against Employer pursuant to Employer’s Articles of Incorporation or bylaws, any indemnification agreement or California Labor Code Section 2800.

2.6 This Agreement shall not be terminated by Employer merging with or otherwise being acquired by another entity, whether or not Employer is the surviving entity, or by Employer transferring of all or substantially all of its assets (any such event, an “Acquisition”).

2.7 In the event of any Acquisition, the surviving entity or transferee, as the case may be, shall be bound by and shall have the benefits of this Agreement, and Employer shall not enter into any Acquisition unless the surviving entity or transferee, as the case may be, agrees to be bound by the provisions of this Agreement.

2.8 The Employee may elect Voluntary Termination 30 days prior to the end of the first year from the Effective Date of this agreement, February 1, 2005. If employee elects Voluntary Termination, Employee must give at least 30 but not more than 60 days notice prior to the one year anniversary of the effective date of this agreement. Voluntary Termination is only available with proper notice and only one year from the Effective Date of this agreement.

2.9 Except as set forth in Section 5, if Employee’s employment is terminated pursuant to Section 2.8, neither Employer nor Employee shall have any remaining duties or obligations under this Agreement, except Employer shall pay to Employee, or her representatives, the amounts set forth in Section 2.3 and Section 2.4 (a) and (b).

3.	Compensation.

3.1 As the total consideration for Employee’s services rendered hereunder, Employee shall be entitled to the following during the period that Employee is employed hereunder:

(a) A base salary of $400,000 per year (“Base Salary”), payable in equal installments bi-weekly on those days when Employer normally pays its employees;

(b) Bonus Incentive Compensation consisting of a discretionary bonus up to 50% of Employee’s base salary paid during the fiscal year in accordance with this agreement. The Bonus Incentive Compensation will be based upon annual Management Objectives which shall be established at the beginning of each year by the Company. Based upon Employee meeting mutually agreed upon Management Objectives established each year. Payment of the Bonus Incentive Compensation shall be made to employee within 30 days following the end of the fiscal year for which such Bonus is paid;

(c) Employee shall accrue vacation time during the period she is employed hereunder at the rate of four weeks per calendar year, subject to any vacation benefit accrual cap established by Employer (i.e., once the cap has been reached, further accrual shall cease until Employee uses some or all of her accrued time to fall below the accrual cap). The timing of Employee’s vacation shall be governed by Employer’s usual policies applicable to all employees;

(d) Employee is entitled to participate in any policies or plans regarding benefits of employment, including pension, profit sharing, group health, disability insurance and other employee welfare benefit plans now existing or hereafter established to the extent that Employee is eligible under the terms of such plans. Despite the foregoing, Employee is entitled to participate in any such plan or program only if the executive officers of Employer generally are eligible to participate in such plan or program. Employer may, in its sole discretion and from time to time, establish additional senior management benefit programs as it deems them appropriate. Employee understands that any such plans may be modified or eliminated in Employer’s sole discretion in accordance with applicable law; and

(e) Such other benefits as the Board of Directors of Employer, in its sole discretion, may from time to time provide.

(f) Employee will receive an automobile allowance of $500.00 per month.

(g) Employee will be eligible to participate in the Employers stock option plan. However, any grant of options to Employee is at the full discretion of the Company’s board of directors.

3.2 During the period that Employee is employed hereunder, Employer shall reimburse Employee for reasonable and necessary business and entertainment expenses incurred by Employee on behalf of Employer in connection with the performance of Employee’s duties hereunder.

3.3 Employee may elect to defer any portion of her Base Salary or Bonus Incentive Compensation into an approved, Employer sponsored deferred compensation plan; provided that Employer has no obligation to provide such a deferred compensation plan. All Base Salary and Bonus Incentive Compensation, whether or not deferred, shall be deemed to be earned and immediately vested upon distribution to Employee or deferral into a deferred compensation plan.

3.4 There shall be no inflation or any other automatic adjustments to any of the compensation paid to Employee under this Agreement.

3.5 Employer shall have the right to deduct from the compensation due to Employee hereunder any and all sums required for social security and withholding taxes and for any other federal, state, or local tax or charge which may be in effect or hereafter enacted or required as a charge on the compensation of Employee.

3.6 Employer shall maintain Directors and Officers insurance, and such coverage shall be substantially similar to coverage provided by Employer’s affiliates and related entities.

4.	Continuing Education.

Employee is eligible for tuition reimbursement for up to $67,000 for the costs associated with obtaining her MBA degree. The reimbursement will be made after completion of each semester and is contingent upon Employee obtaining a grade of “B” or better. If Employee is terminated pursuant to Section 2.2(a), 2.2(c), or elects Voluntarily Termination under section 2.8, Employee must reimburse all amounts paid by the Company on her behalf for Tuition obtaining her MBA degree. Upon completing and obtaining her degree and if Employee is still employed by the Company or upon termination based upon 2.2 (f) and (g), Employee will have no obligation to pay back any monies paid by the Company on behalf of her obtaining her MBA degree.

5.	Non-Competition.

5.1 At all times during Employee’s employment hereunder, and, if Employee’s employment is terminated pursuant to Section 2.2(f), 2.2(g) or 2.8 during the 18 month period of time after such termination (the “Post-Termination Payment Period”) and in consideration for any and all payments and benefits provided to Employee pursuant to this Agreement, during the Post-Termination Payment Period, Employee shall not, directly or indirectly, engage or participate in, prepare or set up, assist or have any interest in any person, partnership, corporation, limited liability company, firm, association, or other business organization, entity or enterprise (whether as an employee, officer, director, member, agent, security holder, creditor, consultant or otherwise) that engages in any activity in those geographic areas where Employer conducts the Business, which activity is the same as, similar to, or competitive with any activity engaged in by Employer (REIT, mortgage banking and wholesale lending operations for sub prime and Alt-A residential loans or such other business as Employer may engage in). Notwithstanding the foregoing, Employee may elect at any point during the Post-Termination Payment Period to forego any future remaining payments or benefits payable under Section 2.4, in which case the limitations set forth in this Section 5.1 shall terminate at the time of such election.

5.2 Nothing contained in Section 5 shall be deemed to preclude Employee from purchasing or owning, directly or beneficially, as a passive investment, less than five percent of any class of publicly traded securities of any entity so long as Employee does not actively participate in or control, directly or indirectly, any investment or other decisions with respect to such entity.

6.	No Compensation from Related Entities.

Without prior written approval from Employer’s Board of Directors, Employee shall not directly or indirectly receive compensation from any company with whom Employer or any of its affiliates (as “affiliate” is defined in Rule 405 promulgated under the Securities Act of 1933) has any financial, business or affiliated relationship.

7.	Confidentiality; Non-Solicitation and Proprietary Rights.

Concurrently with signing this Agreement, Employee and Employer will sign a Proprietary Rights and Inventions Agreement in the form attached hereto as Exhibit C (the “Proprietary Rights and Inventions Agreement”).

8.	Copies of Agreement.

Employee authorizes Employer to send a copy of the Proprietary Rights and Inventions Agreement to any and all future employers which Employee may have, and to any and all persons, firms, and corporations, with whom Employee may become affiliated in a business or commercial enterprise, and to inform any and all such employers, persons, firms or corporations that Employer intends to exercise its legal rights should Employee breach the terms of the

Proprietary Rights and Inventions Agreement or should another party induce a breach of that agreement on Employee’s part.

9.	Severable Provisions.

The provisions of this Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

10.	Arbitration.

To the fullest extent allowed by law, any controversy, claim or dispute between Employee and Employer (or any of its stockholders, directors, officers, employees, affiliates, agents, successors or assigns) relating to or arising out of Employee’s employment or the cessation of that employment will be submitted to final and binding arbitration in Orange County, California for determination in accordance with the American Arbitration Association’s (“AAA”) National Rules for the Resolution of Employment Disputes, as the exclusive remedy for such controversy, claim or dispute. In any such arbitration, the parties may conduct discovery to the same extent as would be permitted in a court of law. The arbitrator shall issue a written decision, and shall have full authority to award all remedies which would be available in court. The arbitrator shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. Employer shall pay the arbitrator’s fees and any AAA administrative expenses. In the event Employee files a claim to collect unpaid payments or benefits payable under Section 2.4, the prevailing party shall be awarded reasonable attorneys’ fees and costs. Any judgment upon the award rendered by, the arbitrator(s) may be entered in any court having jurisdiction thereof. Possible disputes covered by the above include unpaid wages, breach of contract, torts, violation of public policy, discrimination, harassment, or any other employment-related claims under laws including Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the California Labor Code, and any other federal or state constitutional provisions, statutes or laws relating to an employee’s relationship with her employer. However, claims for workers’ compensation benefits and unemployment insurance (or any other claims where mandatory arbitration is prohibited by law) are not covered by this arbitration agreement, and such claims may be presented to the appropriate court or government agency. BY AGREEING TO THIS MUTUAL AND BINDING ARBITRATION PROVISION, BOTH EMPLOYEE AND EMPLOYER GIVE UP ALL RIGHTS TO TRIAL BY JURY. This arbitration policy is to be construed as broadly as is permissible under relevant law. EMPLOYER AND EMPLOYEE HAVE READ THIS SECTION 9 AND IRREVOCABLY AGREE TO ARBITRATE ANY DISPUTE IDENTIFIED ABOVE.

/s/ RJJ	/s/ GV
Employer’s Initials	Employee’s Initials

11.	Injunctive Relief.

The parties hereto agree that any breach or threatened breach of Section 5 of this Agreement or the Proprietary Rights and Inventions Agreement will cause substantial and irreparable damage to Employer in an amount and of a character difficult to ascertain. Accordingly, to prevent any such breach or threatened breach, and in addition to any other relief to which Employer may otherwise be entitled, Employer will be entitled to immediate temporary, preliminary and permanent injunctive relief through appropriate legal proceedings in any arbitration, without proof of actual damages that have been incurred or may be incurred by Employer with respect to such breach or threatened breach. Employee expressly agrees that Employer will not be required to post any bond or other security as a condition to obtaining any injunctive relief pursuant to this Section 11, and Employee expressly waives any right to the contrary. Employee agrees that this Section 11 is without prejudice to the rights of the parties to compel arbitration pursuant to Section 10.

12.	Entire Agreement.

This Agreement and the Exhibits attached hereto contain the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein or the Exhibits attached hereto. This Agreement supersedes any and all prior agreements, written or oral, with Employer relating to Employees employment with Employer and any other subject matter of this Agreement. Any such prior agreements are hereby terminated and of no further effect and Employee, by the execution hereof, agrees that any compensation provided for under any such prior agreement is specifically superseded and replaced by the provision of this Agreement; subject to the following (i) this Agreement is not intended to supercede, cancel or replace any stock option or dividend equivalent right payments that Employee may have or otherwise be entitled to receive. The parties hereto agree that in no event shall an oral modification of this Agreement be enforceable or valid.

13.	Governing Law.

This Agreement is and shall be governed and construed in accordance with the laws of the State of California, regardless of any laws on choice of law or conflicts of law of any jurisdiction.

14.	Notice.

All notices hereunder must be in writing and shall be sufficiently given for all purposes hereunder if properly addressed and delivered personally by documented overnight delivery service, by certified or registered mail, return receipt requested, or by facsimile or other electronic transmission service at the address or facsimile number, as the case may be, set forth below. Any notice given personally or by documented overnight delivery service is effective upon receipt. Any notice given by registered mail is effective upon receipt, to the extent such receipt is confirmed by return receipt. Any notice given by facsimile transmission is effective upon receipt, to the extent that receipt is confirmed, either verbally or in writing by the recipient. Any notice which is refused, unclaimed or undeliverable because of an act or omission of the party to be notified, if such notice was correctly addressed to the party to be notified, shall be deemed communicated as of the first date that said notice was refused, unclaimed or deemed undeliverable by the postal authorities, or overnight delivery service.

If to Employer:	Impac Funding Corporation 1401 Dove Street Newport Beach, California 92660 Telephone: (949) 475-3600 Facsimile: (949) 475-3969 Attention: Ronald Morrison, Esq., General Counsel

With a copy to:

Ernest W. Klatte, III, Esq.

Rutan & Tucker, L.L.P.

611 Anton Blvd., 14th Floor

Costa Mesa, California 92626

Telephone: (714) 641-5100

Facsimile: (714) 546-9035

and

Patricio T.D. Barrera, ESQ.

Marcin Barrera LLP

1901 Avenue of the Stars

Suite 1900

Los Angeles, CA 90067

Telephone: (310) 286-1050

Facsimile: (310) 286-1070

If to Employee:	Gretchen Verdugo 26 Golden Poppy Drive Coto de Caza, CA 92679

15.	Amendments And Waivers.

This Agreement may not be amended, modified, superseded, canceled, or any terms waived, except by written instrument signed by both parties, or in the case of waiver, by the party to be charged.

16.	Successor and Assigns.

This Agreement is not assignable by Employee, nor by Employer except to an affiliated or successor entity. This Agreement is binding on the parties’ heirs, executors, administrators, other legal representatives, successors, and, to the extent assignable, their assigns.

17.	Representations.

The person executing this Agreement on behalf of Employer hereby represents and warrants on behalf of herself and Employer that she is authorized to represent and bind Employer. Employee specifically represents and warrants to Employer that she is not now under any contractual or quasi-contractual obligations that is inconsistent or in conflict with this Agreement or that would prevent, limit or impair Employee’s performance of her obligations under this Agreement, (b) she has had the opportunity to be represented by legal counsel of her choosing in preparing, negotiating, executing and delivering this Agreement; and (c) fully understands the terms and provisions of this Agreement.

18.	Counterparts; Facsimile Signatures.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes. This Agreement may be executed by a party’s signature transmitted by facsimile (“fax”), and copies of this Agreement executed and delivered by means of faxed signatures shall have the same force and effect as copies hereof executed and delivered with original signatures. All parties hereto may rely upon faxed signatures as if such signatures were originals. Any party executing and delivering this Agreement by fax shall promptly thereafter deliver a counterpart signature page of this Agreement containing said party’s original signature. All parties hereto agree that a faxed signature page may be introduced into evidence in any proceeding arising out of or related to this Agreement as if it were an original signature page.

19.	Rules of Construction.

This Agreement has been negotiated by the parties and is to be interpreted according to its fair meaning as if the parties had prepared it together and not strictly for or against any party. References in this Agreement to “Sections” refer to Sections of this Agreement, unless the context expressly indicates otherwise. References to “provisions” of this Agreement refer to the terms, conditions, restrictions and promises contained in this Agreement. References in this Agreement to laws and regulations refer to such laws and regulations as in effect on this date and to the corresponding provisions, if any, of any successor law or regulation. At each place in this Agreement where the context so requires, the masculine, feminine or neuter gender includes the others and the singular or plural number includes the other. Forms of the verb “including” mean “including without limitation” unless the context expressly indicates otherwise. “Or” is inclusive and includes “and” unless the context expressly indicates otherwise. The introductory headings at the beginning of Sections of this Agreement are solely for the convenience of the parties and do not affect any provision of this Agreement.

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

“EMPLOYER”

Impac Funding Corp., a California corporation

By:	/s/ RICHARD J. JOHNSON
	Name:	Richard J. Johnson
	Title:	Executive Vice President and CFO

“EMPLOYEE”

/s/ GRETCHEN VERDUGO
GRETCHEN VERDUGO

Exhibit 10.1

EXHIBIT A

JOB DESCRIPTION AND RELATED ENTITIES

Executive Vice President, Chief Accounting Officer (“CAO”), Impac Funding Corporation

Oversee the accounting and financial reporting of the Organization in support of policies, goals and objectives established by the Board of Directors of Employer, and the CEO, President and CFO of Impac Mortgage Holdings, Inc. For purposes of this Exhibit A, “Organization” means Employer and any affiliates or related entities of Employer for whom Employee is requested to provide services pursuant to the Employment Agreement by and between Employer and Employee dated as of February 1, 2005 (the “Agreement”).

Provide senior financial accounting oversight for the Organization and assume responsibility for its development, growth and success. Participate in financial management of Employer, either directly or through supervision of others.

Manage and supervise accounting and financial reporting staff members that report to the Controller or CAO.

Major Responsibilities include:

•	Regularly report to the CEO, President and CFO of Impac Mortgage Holdings, Inc. (“IMH”) and the Board of Directors of IMH on the monthly and quarterly financial performance of the Company. Prepare books and records in accordance with Generally Accepted Accounting Principals (“GAAP”). Review and explain budget variances. Review financial records and make recommendations on financial performance objectives of the Company. Review critical accounting policies and critical transactions to ensure that the Company is employing the correct accounting treatment for complicated transactions;

•	Responsible for reviewing the Company’s liquidity and credit facilities to ensure that the Company maintains sufficient liquidity and credit facilities to manage the growth of loan acquisitions and originations.;

•	Responsible for managing and overseeing the daily operations of the Company’s internal audit department and their efforts to keep the Company SOX 404 compliant.

•	Responsible for developing and maintaining Budgets and Monthly forecasts of earnings and budget variances that include the calculation of taxable income.; and

•	Member of Employer’s Executive Committee, Asset/Liability Committee (“ALCO”), Disclosure Committee, IWLG Credit Committee HR committee .

Employee acknowledges, understands and agrees that Employee will be requested by Employer to devote some or all of Employee’s time and effort during the term of employment pursuant to the Agreement (and consistent with the above job descriptions) to the businesses of

EXHIBIT A

Employer’s affiliates or related entities pursuant to certain agreements between and among Employer and such affiliates or related entities. Such affiliates and related entities include, but are not limited to, the following: Impac Mortgage Holdings, Inc., Impac Multi Family Capital Corporation., Impac Warehouse Lending Group, Inc., IMH Assets Corp., Novelle Financial Services, Inc., Impac Lending Group, Impac Secured Assets Corp., Impac Mortgage Acceptance Corp., and Impac Foundation.

Employee further understands and acknowledges that, pursuant to the Agreement, Employee may be directed by Employer to provide services consistent with the above job descriptions to additional real estate investment trusts or other entities which Employer establishes or with which Employer affiliates or becomes related and for which there exists an agreement with Employer or any of the above entities to provide such services.

Employee understands and acknowledges that Employee’s obligations under the Agreement, including Employee’s duties under Section 4 thereof and the Proprietary Rights and Inventions Agreement entered into pursuant to Section 6 thereof, shall apply and extend to Employee’s knowledge of the business of Employer’s affiliates or related entities and any trade secret or other confidential or proprietary information relating to same.

EXHIBIT A

Exhibit 10.1

EXHIBIT B

WAIVER AND RELEASE AGREEMENT

For full and valuable consideration, including, but not limited to, severance payments made and to be made by Impac Funding Corporation and any affiliate or related entity of Impac Funding Corporation (collectively, “Employer”) to Gretchen Verdugo (“Employee”) pursuant to the Employment Agreement between Employer and Employee dated as of February 1, 2005 (the “Employment Agreement”), Employee, on the one part, and Employer on the other part, hereby enter into this Waiver and Release Agreement (“Waiver”), and each agrees to waive and release the other and, as the case may be, the other’s stockholders, directors, officers, employees, affiliates, agents, successors and assigns, if any, from all known and unknown claims, agreements or complaints related to or arising under Employee’s employment with Employer, including, but not limited to, any claim arising out of Employee’s termination, any express or implied agreement between Employee and Employer (other than each party’s respective rights and obligations under Sections 2.3, 2.4 and 4.1 of the Employment Agreement, and the Proprietary Rights and Inventions Agreement), and any other federal or state constitutional provisions, statutes or laws relating to an employee’s relationship with her employer, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the California Fair Employment and Housing Act, and the California Labor Code.

This Waiver shall not include a waiver of any of the following: (i) any right to defense and/or indemnification that Employee may have under California Labor Code section 2802, or under any defense and indemnification policy or agreement; (ii) any claim for breach of any pension, 401k, deferred compensation or stock option plan of Employer; or (iii) any claim that Employee may have against any officer, director, employee, or agent of Employer or Guarantor for defamation or intentional interference with prospective employment or business advantage.

This Waiver includes a waiver of any rights the parties may have under Section 1542 of the California Civil Code, which states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in her favor at the time of executing the release, which if known by her must have materially affected her settlement with the debtor.”

Employee’s Waiver is conditioned upon Employer and Guarantor’s performance of all of their severance obligations pursuant to Sections 2.3 and 2.4 of the Employment Agreement. In the event that Employer materially breaches its severance obligations under the Employment Agreement, then Employee shall be entitled to pursue any claims as though this Waiver did not exist, and the statute of limitations for any such claims shall be deemed to have been tolled during the period from the date of Employee’s termination through the date Employer breached it obligations.

Employer’s Waiver is conditioned upon Employee’s performance of all of her obligations pursuant to Section 5.1 of the Employment Agreement. In the event that Employee materially breaches her non-compete obligations under the Employment Agreement, then Employer shall

EXHIBIT B

be entitled to pursue any claims as though this Waiver did not exist, and the statute of limitations for any such claims shall be deemed to have been tolled during the period from the date of Employee’s termination through the date Employee breached her obligations. The parties to this Waiver each acknowledge that each may hereafter discover facts different from or in addition to those now known or believed to be true with respect to the claims, suits, rights, actions, complaints, agreements, contracts, causes of action, and liabilities of any nature whatsoever that are the subject of the above release, and the parties expressly agree that this Waiver shall be and remain effective in all respects regardless of such additional or different facts.

Employee is advised as follows: (i) Employee should consult an attorney regarding this Waiver before executing it; (ii) Employee has 21 days in which to consider this Waiver and whether Employee will enter into it; (iii) this Waiver does not waive rights or claims that may arise after it is executed; and (iv) at anytime within seven days after executing this Waiver, Employee may revoke this Waiver. This Waiver shall not become effective or enforceable until the seven day revocation period set forth herein has passed.

Capitalized terms not otherwise defined herein shall have the meanings set forth in the Employment Agreement.

Dated:

GRETCHEN VERDUGO

/s/ GRETCHEN VERDUGO

IMPAC FUNDING CORPORATION

By:	/s/ RICHARD J. JOHNSON

Print Name:	Richard J. Johnson

Title:	Executive Vice President and CFO

EXHIBIT B

Exhibit 10.1

EXHIBIT C

PROPRIETARY RIGHTS AND INVENTIONS AGREEMENT

In consideration of my employment by Impac Funding Corporation, a California corporation (the “Company”), and the compensation I receive from the Company, I agree to certain restrictions placed by the Company on my use and development of information and technology, as more fully set out below.

1. Proprietary Information. I understand that the Company possesses and will possess Proprietary Information which is important to its business. For purposes of this Agreement, “Proprietary Information” is information that was or will be developed, created, or discovered by or on behalf of the Company or any of its affiliates or related entities, or which became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company’s business or the business of any of the Company’s affiliates or related entities, unless (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in my possession or part of my general knowledge prior to my employment by the Company as specifically identified and disclosed by me in Exhibit A attached hereto; or (iii) the information is disclosed to me without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and who did not learn of it directly from the Company or any of its affiliates or related entities.

Proprietary Information includes information (whether conveyed orally or in writing) relating to (i) client/customer lists, vendor lists or other lists or compilations containing client, customer or vendor information; (ii) information about investment techniques or strategies, investment research or analysis, business techniques or strategies, processes, costs, profits, markets, marketing plans, forecasts, sales or commissions; (iii) plans for new investment techniques and strategies; (iv) the compensation, performance and terms of employment of other employees; (v) all other information that has been or will be given to me in confidence by the Company (or any affiliate or related entity of the Company); (vi) software in various stages of development, and any designs, drawings, schematics, specifications, techniques, models, data, source code, algorithms, object code, documentation, diagrams, flow charts, research development, processes and procedures relating to any software; (vii) any documents, books, papers, drawings, schematics, models, sketches, computer programs, databases or other data, including electronic data recorded or retrieved by any means, that contain any Proprietary Information; and (viii) any information described above which the Company or any of its affiliates or related entities obtains from another party and which the Company or any of its affiliates or related entities treats as proprietary or designates as Proprietary Information.

2. Company Materials. I understand that the Company and its affiliates and related entities possess or will possess “Company Materials” which are important to their respective businesses. For purposes of this Agreement, “Company Materials” are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company or any of its affiliates or related entities, whether such documents have been prepared by me or by others. “Company Materials” include charts, graphs, notebooks, customer lists, computer software, media or printouts, sound

EXHIBIT C

recordings and other printed, typewritten or handwritten documents, as well as financial models and the like.

3. Intellectual Property.

3.1 All Proprietary Information and all right, title and interest in and to any patents, patent rights, copyrights, trademark rights, mask work rights, trade secret rights, and all other intellectual and industrial property and proprietary rights that currently exist or may exist in the future anywhere in the world (collectively “Rights”) in connection therewith shall be the sole property of the Company or its affiliates or related entities, as the case may be. I hereby assign to the Company any Rights I may have or acquire in such Proprietary Information. At all times, both during my employment with the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of an officer of the Company except as may be necessary and appropriate in the ordinary course of performing my duties to the Company. The disclosure restrictions of this Agreement shall not apply to any information that I can document is generally known to the public through no fault of mine. Nothing contained herein will prohibit me from disclosing to anyone the amount my wages.

3.2 All Company Materials shall be the sole property of the Company. I agree that during my employment with the Company, I will not remove any Company Materials from the business premises of the Company or deliver any Company Materials to any person or entity outside the Company, except as I am required to do in connection with performing the duties of my employment. I further agree that, immediately upon the termination of my employment by me or by the Company for any reason, or for no reason, or during my employment if so requested by the Company, I will return all Company Materials, apparatus, equipment and other physical property, and any reproduction of such property, excepting only (i) my personal copies of records relating to my compensation and (ii) my copy of this Agreement.

3.3 I agree that all “Inventions” (which term includes patentable or nonpatentable inventions, original works of authorship, derivative works, trade secrets, trademarks, copyrights, service marks, discoveries, patents, technology, algorithms, computer software, application programming interfaces, protocols, formulas, compositions, ideas, designs, processes, techniques, know-how, data and all improvements, rights and claims related to the foregoing), which I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment, shall be the sole property of the Company to the maximum extent permitted by Section 2870 of the California Labor Code. I hereby assign, without further consideration, all such Inventions to the Company (free and clear of all liens and encumbrances), and the Company shall be the sole owner of all Rights in connection therewith. No assignment in this Agreement shall extend to Inventions, the assignment of which is prohibited by Labor Code Section 2870, which states:

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

EXHIBIT C

1.	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

2.	Result from any work performed by the employee for the employer.

I acknowledge that all original works of authorship which are made by me (in whole or in part, either alone or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” as defined in the United States Copyright Act (17 USCA, Section 101). 1 will not disclose Inventions covered by this Section 3.3 to any person outside the Company, unless I am requested to do so by management personnel of the Company.

3.4 I agree to disclose promptly to the Company all Inventions and relevant records, which records will remain the sole property of the Company. I further agree that all information and records pertaining to any idea, process, trademark, service mark, invention, technology, computer program, original work or authorship, design, formula, discovery, patent, or copyright that I do not believe to be an Invention, but is conceived, developed, or reduced to practice by me (in whole or in part, either alone or jointly with others) during my employment, shall be promptly disclosed to the Company (such disclosure to be received in confidence). I will also disclose to the Company all Inventions conceived, reduced to practice, used, sold, exploited or developed by me (in whole or in part, either alone or jointly with others) within one (1) year of the termination of my employment with the Company (“Presumed Inventions”); such disclosures shall be received by the Company in confidence, to the extent they are not assigned to the Company in Section 3.3, and do not extend such assignment. Because of the difficulty of establishing when any Presumed Invention is first conceived or developed by me, or whether it results from access to Proprietary Information or the Company’s equipment, facilities, and data, I agree that all Presumed Inventions and all Rights associated therewith shall be presumed to be Inventions subject to assignment under Section 3.3. I can rebut this presumption if I prove that a Presumed Invention is not an Invention subject to assignment under Section 3.3.

3.5 I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in evidencing, perfecting, obtaining, maintaining, defending and enforcing Rights or my assignment with respect to such Inventions in any and all countries. Should the Company be unable to secure my signature on any document necessary to apply for, prosecute, obtain, enforce or defend any Rights relating to any assigned Invention, whether due to my mental or physical incapacity or any other cause, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact, with full power of substitution, to act for and in my behalf and instead of me, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by me.

3.6 Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the

EXHIBIT C

extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such waiver and consent. I will confirm any such waivers and consents from time to time as requested by the Company.

3.7 Attached hereto as Exhibit 1 is a complete list of all existing Inventions to which I claim personal ownership of as of the date of this Agreement and that I desire to specifically clarify are not subject to this Agreement, and I acknowledge and agree that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions at the time of signing this Agreement.

3.8 I understand that nothing in this Agreement is intended to expand the scope of protection provided me by Sections 2870 through 2872 of the California Labor Code.

4. Prior Actions and Knowledge. I represent and warrant that from the time of my first contact or communication with the Company, I have held in strict confidence all Proprietary Information and have not (i) disclosed any Proprietary Information or delivered any Company Materials to anyone outside of the Company or any affiliate or related entity of the Company, or (ii) used, copied, published, or summarized any Proprietary Information or removed any Company Materials from the business premises of the Company, except to the extent necessary to carry out my responsibilities as an employee of the Company.

5. Non-Solicitation of Employees. I agree that for a period of eighteen months following the termination of my employment with the Company, I will not, on behalf of myself or any other person or entity, solicit the services of any person who was employed by the Company or any affiliate or related entity of the Company on the date of my termination of employment or at any time during the six month period prior to the termination of my employment.

6. No Conflict with Obligations to Third Parties. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary or confidential information acquired by me in confidence or in trust prior to my employment with the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith or in conflict with my employment with the Company.

7. Remedies. I recognize that nothing in this Agreement is intended to limit any remedy of the Company under the California Uniform Trade Secrets Act. I recognize that my violation of this Agreement could cause the Company irreparable harm, the amount of which may be extremely difficult to estimate, making any remedy at law or in damages inadequate. Therefore, I agree that the Company shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Agreement and for any other relief the Company deems appropriate. This right shall be in addition to any other remedy available to the Company.

8. Survival. I agree that my obligations under Sections 3.1 through 3.6, 5 and 6 shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that the

EXHIBIT C

Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine.

9. Controlling Law. This Agreement is and shall be governed and construed in accordance with the laws of the State of California, regardless of any laws on choice of law or conflicts of law of any jurisdiction.

10. Severable Provisions. The provisions of this Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

11. Successors and Assigns. This Agreement shall be effective as of the date I execute this Agreement and shall be binding upon me, my heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

12. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes. This Agreement may be executed by a party’s signature transmitted by facsimile (“fax”), and copies of this Agreement executed and delivered by means of faxed signatures shall have the same force and effect as copies hereof executed and delivered with original signatures. All parties hereto may rely upon faxed signatures as if such signatures were originals. Any party executing and delivering this Agreement by fax shall promptly thereafter deliver a counterpart signature page of this Agreement containing said party’s original signature. All parties hereto agree that a faxed signature page may be introduced into evidence in any proceeding arising out of or related to this Agreement as if it were an original signature page.

13. Rules of Construction. This Agreement has been negotiated by the parties and is to be interpreted according to its fair meaning as if the parties had prepared it together and not strictly for or against any party. References in this Agreement to “Sections” refer to Sections of this Agreement, unless the context expressly indicates otherwise. References to “provisions” of this Agreement refer to the terms, conditions, restrictions and promises contained in this Agreement. References in this Agreement to laws and regulations refer to such laws and regulations as in effect on this date and to the corresponding provisions, if any, of any successor law or regulation. At each place in this Agreement where the context so requires, the masculine, feminine or neuter gender includes the others and the singular or plural number includes the other. Forms of the verb “including” mean “including without limitation” unless the context expressly indicates otherwise. “Or” is inclusive and includes “and” unless the context expressly indicates otherwise. The introductory headings at the beginning of Sections of this Agreement are solely for the convenience of the parties and do not affect any provision of this Agreement.

14. Amendments and Waivers. This Agreement may not be amended, modified, superseded, canceled, or any terms waived, except by written instrument signed by both parties, or in the case of waiver, by the party to be charged.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT

EXHIBIT C

RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT OTHER THAN THE PROMISES AND REPRESENTATIONS EXPRESSLY STATED IN THIS AGREEMENT AND IN THE EMPLOYMENT AGREEMENT ENTERED INTO BETWEEN ME AND THE COMPANY CONCURRENTLY HEREWITH. I HAVE COMPLETELY NOTED ON EXHIBIT 1 TO THIS AGREEMENT ANY PROPRIETARY INFORMATION AND INVENTIONS THAT I DESIRE TO EXCLUDE FROM THIS AGREEMENT.

Dated as of: February 1, 2005	/S/ GRETCHEN VERDUGO
GRETCHEN VERDUGO

Accepted and Agreed to:

IMPAC FUNDING CORPORATION, a California corporation

By:	/S/ RICHARD J. JOHNSON

Name:	Richard J. Johnson

Title:	Executive Vice President and CFO

EXHIBIT C

EXHIBIT 1

EMPLOYEE’S DISCLOSURE

Gentlemen:

1. Except for the information and ideas listed below that rightfully became part of my general knowledge prior to my first contact or communication with the Company or any of its affiliates or related entities, I represent that I am not in the possession of and have no knowledge of any information that can be considered the Proprietary Information of Impac Funding Corporation, a California corporation (the “Company”), other than information disclosed by Company or any of its affiliates or related entities during my employment negotiations or my prior employment with the Company or any of its affiliates or related entities, which I understand and agree is the Proprietary Information of Company or its affiliates or related entities, as the case may be.

2. Except for the complete list of Inventions set forth below, I represent that I (in whole or in part, either alone or jointly with others) have not made, conceived, developed or first reduced to practice any Inventions relevant to the subject matter of my employment with the Company prior to my employment with the Company or any of its affiliates or related entities.

☐	No Inventions

☐	See below:

☐	Additional sheets attached

GRETCHEN VERDUGO

EXHIBIT 1

TO PROPRIETARY RIGHTS AND INVENTIONS AGREEMENT

EXHIBIT D

IMPAC MORTGAGE HOLDINGS, INC.

GUARANTY

This Guaranty, dated as of July 1, 2003, is executed by Impac Mortgage Holdings, Inc., a Maryland corporation (“Guarantor”), in favor of Gretchen Verdugo (“Executive”).

A. Impac Funding Corporation, a California corporation (“Obligor”), concurrently herewith has entered into an Employment Agreement with Obligor dated even date herewith (the “Contract”). Guarantor is the parent corporation of Obligor and will receive direct and indirect benefits from the performance of the Contract.

B. Executive’s willingness to enter into the Contract is subject to receipt by it of this Guaranty duly executed by Guarantor.

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, Guarantor hereby agrees with Executive as follows:

1.	Guaranty.

(a) Guarantor unconditionally guarantees and promises to pay to Executive, or order, at Executive’s address set forth in Section 4(a) hereof, on demand after the default by Obligor, in lawful money of the United States, any and all Obligations (as hereinafter defined) consisting of payments due to Executive. For purposes of this Guaranty the term “Obligations” shall mean and include all payments owed by Obligor to Executive of every kind and description, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of Section 2.3, 2.4, 3.1(a), 3.1(b), 3.1(c), 3.2 or 4.1 of the Contract (as such Obligations may become due subject to the provisions of the Contract, including all notice requirements and cure provisions), including all interest, late fees, charges, expenses, attorneys’ fees and other professionals’ fees chargeable to Obligor or payable by Obligor there under and any costs of collection hereunder, including attorneys’ and other professionals’ fees.

(b) This Guaranty is absolute, unconditional, continuing and irrevocable and constitutes an independent guaranty of payment and not of collect ability (provided that it is subject to Obligor defaulting on any of the Obligations), and is in no way conditioned on or contingent upon any attempt to enforce in whole or in part any of Obligor’s Obligations to Executive, the existence or continuance of Obligor as a legal entity, the consolidation or merger of Obligor with or into any other entity, the sale, lease or disposition by Obligor of all or substantially all of its assets to any other entity, or the bankruptcy or insolvency of Obligor, the admission by Obligor of its inability to pay its debts as they mature, or the making by Obligor of

EXHIBIT D

INCENTIVE PAY PLAN

a general assignment for the benefit of, or entering into a composition or arrangement with, creditors. If Obligor or any permitted assignee or successor of Obligor shall fail to pay or perform any Obligations to Executive which are subject to this Guaranty as and when they are due, Guarantor shall forthwith pay to Executive all such liabilities or obligations in immediately available funds. Each failure by Obligor to pay or perform any such liabilities or obligations shall give rise to a separate cause of action, and separate suits may be brought hereunder as each cause of action arises.

(c) Executive, may (subject to the provisions of the Contract) at any time and from time to time, without the consent of or notice to Guarantor, except such notice as may be required by applicable statute which cannot be waived, without incurring responsibility to Guarantor, and without impairing or releasing the obligations of Guarantor hereunder, (i) change the manner, place and terms of payment or change or extend the time of payment of, renew, or alter any Obligation hereby guaranteed, or in any manner modify, amend or supplement the terms of the Contract or any documents, instruments or agreements executed in connection therewith, (ii) exercise or refrain from exercising any rights against Obligor or others (including Guarantor) or otherwise act or refrain from acting, (iii) settle or compromise any Obligations hereby guaranteed and/or any obligations and liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any obligations and liabilities which may be due to Executive or others, (iv) sell, exchange, release, surrender, realize upon or otherwise deal with in any manner or in any order any property pledged or mortgaged by anyone to secure or in any manner securing the Obligations hereby guaranteed, (v) take and hold security or additional security for any or all of the obligations or liabilities covered by this Guaranty, and (vi) assign its rights and interests under this Guaranty, in whole or in part.

(d) This is a continuing Guaranty for which Guarantor receives continuing consideration and all obligations to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon and this Guaranty is therefore irrevocable without the prior written consent of Executive.

(e) Guarantor may bring action to enforce Executive’s obligations under the Contract if (i) any proceeding is brought against Guarantor to seek enforcement of this Guaranty or (ii) Guarantor makes any payment to Executive pursuant to this Guaranty.

2.	Representations and Warranties. Guarantor represents and warrants to Executive that

(a) Guarantor is a corporation duly organized, validly, existing and in good standing under the laws of its jurisdiction of incorporation or formation; (b) the execution, delivery and performance by Guarantor of this Guaranty are within the power of Guarantor and have been duly authorized by all necessary actions on the part of Guarantor; (c) this Guaranty has been duly executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally.

3.	Waivers.

(a) Guarantor, to the extent permitted under applicable law, hereby waives any right to require Executive to (i) proceed against Obligor or any other guarantor of Obligor’s obligations under the Contract, (ii) proceed against or exhaust any security received from Obligor or any other guarantor of Obligor’s Obligations under the Contract, or (iii) pursue any other right or remedy in the Executive’s power whatsoever.

(b) Guarantor further waives, to the extent permitted by applicable law, (i) any defense resulting from the absence, impairment or loss of any right of reimbursement, subrogation, contribution or other right or remedy of Guarantor against Obligor, any other guarantor of the Obligations or any security; (ii) any defense which results from any disability of Obligor or the lack of validity or enforceability of the Contract; (iii) any right to exoneration of sureties which would otherwise be applicable; (iv) any right of subrogation or reimbursement and, if there are any other guarantors of the Obligations, any right of contribution, and right to enforce any remedy which Executive now has or may hereafter have against Obligor, and any benefit of, and any right to participate in, any security now or hereafter received by Executive; (v) all presentments, demands for performance, notices of non-performance, notices delivered under the Contract, protests, notice of dishonor, and notices of acceptance of this Guaranty and of the existence, creation or incurring of new or additional Obligations and notices of any public or private foreclosure sale; (vi) any appraisement, valuation, stay, extension, moratorium redemption or similar law or similar rights for marshalling; and (vii) any right to be informed by Executive of the financial condition of Obligor or any other guarantor of the Obligations or any change therein or any other circumstances bearing upon the risk of nonpayment or nonperformance of the Obligations. Guarantor has the ability to and assumes the responsibility for keeping informed of the financial condition of Obligor and any other guarantors of the Obligations and of other circumstances affecting such nonpayment and nonperformance risks.

4.	Miscellaneous.

(a) Notices. All notices hereunder must be in writing and shall be sufficiently given for all purposes hereunder if properly addressed and delivered personally by documented overnight delivery service, by certified or registered mail, return receipt requested, or by facsimile or other electronic transmission service at the address or facsimile number, as the case may be, set forth below. Any notice given personally or by documented overnight delivery service is effective upon receipt. Any notice given by registered mail is effective upon receipt, to the extent such receipt is confirmed by return receipt. Any notice given by facsimile transmission is effective upon receipt, to the extent that receipt is confirmed, either verbally or in writing by the recipient. Any notice which is refused, unclaimed or undeliverable because of an act or omission of the party to be notified, if such notice was correctly addressed to the party to be notified, shall be deemed communicated as of the first date that said notice was refused, unclaimed or deemed undeliverable by the postal authorities, or overnight delivery service.

Executive:	Guarantor:

Gretchen Verdugo	Impac Mortgage Holdings, Inc.
___________________	1401 Dove Street
___________________	Newport Beach, California 92660
Telephone: (949) 475-3600
Facsimile: (949) 475-3969
Attention: Ronald Morrison, Esq., General Counsel

With a copy to:	With a copy to:

Ernest W. Klatte, III, Esq.
Rutan & Tucker, LLP
611 Anton Blvd., 14th Floor
Costa Mesa, California 92626
Telephone: (714) 641-5100
Facsimile: (714) 546-9035

And

Patricio T.D. Barrera, ESQ.
Marcin Barrera LLP
1901 Avenue of the Stars
Suite 1900
Los Angeles, CA 90067
Telephone: (310) 286-1050
Facsimile: (310) 286-1070

(b) Nonwaiver. No failure or delay on Executive’s part in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right.

(c) Amendments and Waivers. This Guaranty may not be amended, modified, superseded, canceled, or any terms waived, except by written instrument signed by both parties, or in the case of waiver, by the party to be charged.

(d) Assignments. This Guaranty shall be binding upon and inure to the benefit of Executive and Guarantor and their respective successors and assigns; provided, however, that without the prior written consent of Executive, Guarantor may not assign its rights and obligations hereunder.

(e) Cumulative Rights, etc. The rights, powers and remedies of Executive under this Guaranty shall be in addition to all rights, powers and remedies given to Executive by virtue of any applicable law, rule or regulation, the Contract or any other agreement, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing Executive’s rights hereunder.

(f) Partial Invalidity. The provisions of this Guaranty are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

(g) Governing Law. This Guaranty is and shall be governed and construed in accordance with the laws of the State of California, regardless of any laws on choice of law or conflicts of law of any jurisdiction.

(h) Arbitration. To the fullest extent allowed by law, any controversy, claim or dispute between Executive and Guarantor (or any of its stockholders, directors, officers, employees, affiliates, agents, successors or assigns) relating to or arising out of this Guaranty will be submitted to final and binding arbitration in Orange County, California for determination in accordance with the American Arbitration Association’s (“AAA”) National Rules for the Resolution of Employment Disputes, as the exclusive remedy for such controversy, claim or dispute. In any such arbitration, the parties may conduct discovery to the same extent as would be permitted in a court of law. The arbitrator shall issue a written decision, and shall have full authority to award all remedies which would be available in court. The arbitrator shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. Guarantor shall pay the arbitrator’s fees and any AAA administrative expenses. In the event Executive files a claim to collect unpaid payments or benefits payable under Section 2.4 of the Contract, the prevailing party shall be awarded reasonable attorneys fees and costs. Any judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. BY AGREEING TO THIS MUTUAL AND BINDING ARBITRATION PROVISION, BOTH EXECUTIVE AND GUARANTOR GIVE UP ALL RIGHTS TO TRIAL BY JURY. This arbitration policy is to be construed as broadly as is permissible under relevant law. EXECUTIVE AND GUARANTOR HAVE READ THIS SECTION 4(h) AND IRREVOCABLY AGREE TO ARBITRATE ANY DISPUTE IDENTIFIED ABOVE.

Executive’s Initials   /s/ RJJ  Guarantor’s Initials   /s/ GV

(i) Entire Agreement. This Guaranty contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Guaranty that are not set forth otherwise herein. This Guaranty supersedes any and all prior agreements, written or oral, with Guarantor relating to guaranteeing obligations under the Contract and any other subject matter of this Guaranty. Any such prior agreements are hereby terminated and of no further effect. The parties hereto agree that in no event shall an oral modification of this Agreement be enforceable or valid.

(j) Counterparts, Facsimile Signatures. This Guaranty may be executed in any number of counterparts, each of which shall be deemed an original for all purposes. This Guaranty may be executed by a party’s signature transmitted by facsimile (“fax”), and copies of this Guaranty executed and delivered by means of faxed signatures shall have the same force and effect as copies hereof executed and delivered with original signatures. All parties hereto may rely upon faxed signatures as if such signatures were originals. Any party executing and delivering this Guaranty by fax shall promptly thereafter deliver a counterpart signature page of this Guaranty containing said party’s original signature. All parties hereto agree that a faxed signature page may be introduced into evidence in any proceeding arising out of or related to this Guaranty as if it were an original signature page.

(k) Rules of Construction. This Guaranty has been negotiated by the parties and is to be interpreted according to its fair meaning as if the parties had prepared it together and not strictly for or against any party. References in this Guaranty to “Sections” refer to Sections of this Guaranty, unless the context expressly indicates otherwise. References to “provisions” of this Guaranty refer to the terms, conditions, restrictions and promises contained in this Guaranty. References in this Guaranty to laws and regulations refer to such laws and regulations as in effect on this date and to the corresponding provisions, if any, of any successor law or regulation. At each place in this Guaranty where the context so requires, the masculine, feminine or neuter gender includes the others and the singular or plural number includes the other. Forms of the verb “including” mean “including without limitation” unless the context expressly indicates otherwise. “Or” is inclusive and includes “and” unless the context expressly indicates otherwise. The introductory headings at the beginning of Sections of this Guaranty are solely for the convenience of the parties and do not affect any provision of this Guaranty.

(1) No Employment With Guarantor. Executive understands and agrees that he is an employee of Obligor pursuant to the Contract. Executive further understands and agrees that neither this Guaranty nor any obligations performed hereunder shall change any employee status that Executive may have with Guarantor.

IN WITNESS WHEREOF, Executive and Guarantor have executed this Guaranty as of the day and year first above written.

GUARANTOR

Impac Mortgage Holdings, Inc.

By:	/S/ RICHARD J. JOHNSON
Name:	Richard J. Johnson
Title:	Executive Vice President and CFO

EXECUTIVE

By:	/S/ GRETCHEN VERDUGO
Gretchen Verdugo